UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Acorn Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2786081
(State or other jurisdiction of incorporation or organization	(I.R.S Employer Identification No.)

1000 N West Street, Suite 1200
Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be registered	each class is to be registered

Common Stock, par value $.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:________________________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is the Common Stock, par value $0.01 per share (the “Common Stock”), of Acorn Energy, Inc., a Delaware corporation (the “Registrant”). Holders of the Common Stock are entitled to one vote per share, to receive dividends when, as and if declared by the Registrant’s Board of Directors and to share ratably in the Registrant’s assets legally available for distribution to holders of the Common Stock in the event of a liquidation, dissolution or winding up of the Registrant. Holders of the Common Stock do not have subscription, redemption, conversion or preemptive rights. Holders of the Common Stock are entitled to elect all of the members of the Registrant’s Board of Directors. Holders of the Common Stock do not have cumulative voting rights and therefore, the holders of a majority of the Common Stock can elect all of the Registrant’s Directors. The Registrant’s Board is empowered to fill any of its vacancies created by the resignation of Directors. Except as otherwise required by the Delaware General Corporation Law, all stockholder action (other than the election of Directors, who are elected by a plurality vote) is subject to approval by a majority of the shares of the Common Stock present at a stockholders’ meeting at which a quorum (a majority of the issued and outstanding shares of the Common Stock) is present in person or by proxy, or by written consent pursuant to Delaware law.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

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SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) Acorn Energy, Inc.

Date July 23, 2025

By	/s/ Tracy S. Clifford
Tracy S. Clifford
Chief Financial Officer

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